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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                                 AMENDMENT NO. 1
                         (RELATING TO FILE NO. 0-18813)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                                    THQ INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

               Delaware                                13-3541686
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(State of incorporation or organization)   (I.R.S. Employer Identification No.)

27001 Agoura Road, Suite 325
Calabasas Hills, California                                   91301
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(Address of principal executive offices)                    (Zip Code)


        Securities to be registered pursuant to Section 12(b) of the Act:


Title of each class                       Name of each exchange on which
to be so registered                       each class is to be registered
-------------------                       ------------------------------
Common Stock                              NASDAQ


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]


If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]


Securities to be registered pursuant to Section 12(g) of the Act: None
                                                                  ----


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        We are the successor by a reincorporation merger, to T.HQ, Inc., a New
York corporation ("THQ-New York"). On June 21, 2000, our Board of Directors declared a dividend distribution of one preferred stock purchase right for each of our outstanding shares of common stock, par value $.01 per share, to stockholders of record at the close of business on July 3, 2000. Initially, the preferred stock purchase rights are attached to all common stock certificates evidencing shares outstanding, and no separate preferred stock purchase certificates will be distributed. The preferred stock purchase rights are described and were registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, in our Registration Statement on Form 8-A, as amended by Amendment No. 1 (File No. 001-15959) filed with the Securities and Exchange Commission on May 16, 2001. In connection with the dividend distribution of preferred stock purchase rights we filed a Certificate of Designation for our Series A Junior Participating Preferred Stock and amended our Bylaws, which, along with our Certificate of Incorporation, describe the rights of our common stock. In addition, as of May 1, 2001 we appointed a new transfer agent, registrar and rights agent. Accordingly, we are filing this Amendment No. 1 to update the description of our common stock as contained in this Registration Statement on Form 8-A (File No. 0-18813).

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

                         DESCRIPTION OF OUR COMMON STOCK

        Our certificate of incorporation authorizes us to issue 35,000,000 shares of common stock, par value $.01 per share. Each holder of our common stock is entitled to one vote for each share of common stock so held on all matters submitted to a vote of stockholders, including the election of directors. The holders of our common stock do not have cumulative voting rights, which means that the holders of a majority of the shares of our common stock voting in the election of our directors can elect all the members of our Board of Directors. Generally, other actions to be taken by the holders of our common stock require the vote of holders having a majority of the votes that are entitled to be voted and are represented in person or by proxy. Dividends may be paid ratably to holders of our common stock when and if declared by our Board of Directors out of funds legally available therefor. Upon our dissolution or liquidation, our holders of common stock will be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of all of our liabilities and the liquidation preference of any of our preferred stock. The holders of our common stock have no preemptive, subscription, or conversion rights and no redemption or sinking fund provisions apply to the common stock. The outstanding shares of our common stock are fully paid and nonassessable.

        The certificates evidencing our common stock are attached to our preferred stock purchase rights. Each preferred stock purchase right entitles the registered holder to purchase from us a unit consisting of 1/100 of a share of our Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $100.00 per unit, subject to adjustment. The preferred stock purchase rights may delay, discourage or deter a third party from attempting to obtain control of us. For a full description of the preferred stock purchase rights please see our Registration Statement on Form 8-A, as amended by Amendment No. 1 (File No. 001-15959) filed with the Securities and Exchange Commission on May 16, 2001, which is hereby incorporated herein by reference.


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                        DESCRIPTION OF PROVISIONS OF OUR
                     CERTIFICATE OF INCORPORATION AND BYLAWS

        STOCKHOLDER SPECIAL MEETINGS AND PROPOSALS

        Our Bylaws require that, subject to certain exceptions, any stockholder desiring to propose business or nominate a person to our Board of Directors at a stockholders meeting must give notice of any proposals or nominations within a specified time period. In addition, our Bylaws provide that, subject to the rights of holders of any of our preferred stock, our Certificate of Incorporation, or applicable law, we will hold a special meeting of stockholders only if a majority of our directors, the Chairman of the Board, or the President calls the meeting. These provisions may have the effect of precluding a nomination for the election of directors or the conduct of business at a particular annual meeting if the proper procedures are not followed or may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us. To include a proposal in our annual proxy statement, the proponent and the proposal must comply with the proxy proposal submission rules of the Securities and Exchange Commission.

        BUSINESS COMBINATION UNDER DELAWARE LAW

        As a Delaware corporation, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

        - the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

        - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

        - on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

        A "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

        LIMITATION OF LIABILITY OF OUR OFFICERS AND DIRECTORS

        Our certificate of incorporation provides that no director shall be liable to us or to our stockholders for monetary damages for breach of duty as a director, except for liability for:

        - any breach of the director's duty of loyalty to us or our stockholders;

        - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;

        - unlawful payment of a dividend or an unlawful stock purchase or stock redemption; and

        - any transaction from which the director derived an improper personal benefit.


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                                     LISTING

        Our shares of common stock are listed on the NASDAQ National Market System under the symbol THQI.

                          TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

ITEM 2. EXHIBITS.

        The description of our common stock contained herein does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, which are Exhibits hereto and are hereby incorporated herein by reference.


  Exhibit Number                             Description of Exhibit
  --------------                             ----------------------
        1         Certificate of Incorporation (incorporated by reference to
                  Exhibit 3.1 to Post-Effective Amendment No. 1 to the
                  Registration Statement on Form S-3 filed on January 9, 1998
                  (File No. 333-32221) (the "S-3 Registration Statement")).

        2 Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Post-Effective Amendment No. 1 to the S-3 Registration Statement).

        3         Amended and Restated Bylaws (incorporated by reference to
                  Exhibit 3 to the Registrant's Current Report on Form 8-K, dated June 22, 2000).

        4         Certificate of Designation of Series A Junior Participating
                  Preferred Stock of THQ Inc. (incorporated by reference to
                  Exhibit A of Exhibit 1 of Amendment No. 1 to the Registration
                  Statement on Form 8-A filed on May 16, 2001 (File No.
                  001-15959)).

        5         Specimen form of Common Stock Certificate (Filed herewith).



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                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    THQ INC.



                                    By: /s/ Brian J. Farrell
                                        ---------------------------------------
                                        Name:  Brian J. Farrell
                                        Title: President and Chief Executive
                                               Officer

Date:  June 6, 2001


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
                                INDEX OF EXHIBITS


  Exhibit Number                        Description of Exhibit
  --------------                        ----------------------
        1         Certificate of Incorporation (incorporated by reference to
                  Exhibit 3.1 to Post-Effective Amendment No. 1 to the
                  Registration Statement on Form S-3 filed on January 9, 1998
                  (File No. 333-32221) (the "S-3 Registration Statement")).

        2 Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Post-Effective Amendment No. 1 to the S-3 Registration Statement).

        3         Amended and Restated Bylaws (incorporated by reference to
                  Exhibit 3 to the Registrant's Current Report on Form 8-K, dated June 22, 2000).

        4         Certificate of Designation of Series A Junior Participating
                  Preferred Stock of THQ Inc. (incorporated by reference to
                  Exhibit A of Exhibit 1 of Amendment No. 1 to the Registration
                  Statement on Form 8-A filed on May 16, 2001 (File No.
                  001-15959)).

        5         Specimen form of Common Stock Certificate (Filed herewith).


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